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                                                                    EXHIBIT 21.1




                         RUSHMORE FINANCIAL GROUP, INC.
                         SUBSIDIARIES OF THE REGISTRANT



NAME OF SUBSIDIARY                                         STATE OF ORGANIZATION
--------------------------------------------------------------------------------
Rushmore Securities Corporation                                   Texas
RushTrade.com, Inc.                                               Texas
Rushmore Investment Advisors, Inc.                                Texas
Rushmore Life Insurance Company                                   Arizona
Rushmore Realty Advisors, Inc.                                    Texas

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          All subsidiaries are wholly owned and conduct business in their legal names.

          Rushmore Insurance Services, Inc. is owned 100% by D.M. (Rusty) Moore, Jr. and is treated as an affiliate of the Registrant. See "Business--Insurance Services."